Exhibit 99.1

Uranium Resources Names Ted Wilton as Vice President and Chief Geologist

LEWISVILLE, Texas--(BUSINESS WIRE)--April 2, 2012--Uranium Resources, Inc. (NASDAQ: URRE) (URI), a uranium development and mining company with resources in New Mexico and Texas, announced today the appointment of Dean T. (Ted) Wilton as Vice President and Chief Geologist. Mr. Wilton, who has over 40 years of experience in the mining industry, will be responsible for the development and implementation of exploration and delineation policies, systems, processes, procedures and controls related to both the exploration and development of existing properties as well as identifying potential new projects.

Don Ewigleben, President and CEO of URI, commented, “Ted’s extensive technical and managerial experience will be a great addition to the team as we advance our Los Finados project in Texas and prioritize opportunities within our 183,000 acres using the 19,000 drill logs we own in New Mexico. He will be instrumental in guiding our exploratory, definition and development drilling activities and importantly, will be a strong contributor as we continue to evaluate opportunities to grow our asset base in New Mexico.”

Mr. Wilton has a comprehensive range of experience from greenfield to advanced stage mineral exploration and development programs in a variety of regions from North America and Latin America to Australia and New Zealand. He has participated in the discovery of a number of uranium and gold deposits over his career which includes a variety of technical and leadership roles at Freeport McMoRan, Inc., Kinross Gold Corporation, Neutron Energy Inc, Victoria Gold Corporation and most recently Klondex Mines Ltd. Mr. Wilton is a graduate of the New Mexico Institute of Mining and Technology and has been honored with the 2011 Distinguished Alumni Achievement award as well as being a Certified Professional Geologist.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico and a NRC license to produce up to 1 million pounds of uranium per year. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties is currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its Web site at www.uraniumresources.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

CONTACT:
Kei Advisors LLC
Investors:
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
Uranium Resources, Inc.
Media:
Mat Lueras, 505-269-8317
Vice President, Corporate Development
mlueras@uraniumresources.com
or
Don Ewigleben, 972-219-3330
President & Chief Executive Officer